UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 29, 2011

Game Trading Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141521	20-5433090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10957 McCormick Road, Hunt Valley, Maryland	21031
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(410) 316-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2011, Richard Leimbach resigned as chief financial officer of Game Trading Technologies, Inc. (the “Company”), effective September 1, 2011.  There was no disagreement or dispute between Mr. Leimbach and the Company which led to his resignation.

On August 29, 2011, the Company entered into an employment separation agreement (the “Separation Agreement”) with Richard Leimbach (“Employee”), pursuant to which Employee’s employment as chief financial officer of the Company ended on September 1, 2011 (the “Separation Date”).  Employee also agreed to cooperation with the Company, upon the Company’s request, to effect a transition of Employee’s responsibilities, to include, among other things, assisting the Company with its ongoing reporting obligations with the Securities and Exchange Commission through the filing date of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

In connection with the Separation Agreement, Employee shall receive the following payments from the Company: (i) a final paycheck for work performed through the Separation Date, (ii) an amount in cash for accrued but unused vacation, sick and personal leave, (iii) severance pay for (26) weeks beginning after the Separation Date and (iv) group insurance (heath, dental, life) equivalent to that provided to all Company senior executives for a period of fifty-two weeks after the Separation Date.
Furthermore, as a result of his resignation and the entry into the Separation Agreement, the option to purchase 112,500 shares of the Company’s common stock granted to the Employee will terminate.

The foregoing information is a summary of the agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review this agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

10.1	Employee Separation Agreement, dated August 29, 2011 by and between Game Trading Technologies, Inc. and Richard Leimbach

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAME TRADING TECHNOLOGIES, INC.

Date: September 2, 2011	By:	/s/ Rodney Hillman
Rodney Hillman
Chief Operating Officer

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